Exhibit 99.1
NEWS RELEASE

Date: August 3, 2010	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, August 3, 2010 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.64 for the quarter ended June 30, 2010, a 30% increase compared to $0.49 in the same quarter of the prior fiscal year. The Company reported quarterly revenues of $91.5 million, a 13% increase compared to $81.3 million in the same quarter of the prior fiscal year.
Revenue growth compared to the same quarter the prior year was lead by a 31% increase in the Company’s Patient Management product line which includes traditional case management services and claims management. Claims management growth included additional new customers and the improved integration of CorVel service components. CorVel’s claims management program continues to gain momentum in the market place. The Company has increased its information technology resourcing in order to advance the pace of delivery of new features for clients. CorVel seeks to improve claims outcomes through such investments. These technology projects will incorporate artificial intelligence to improve the Company’s managed workflow environment.
Network Solutions revenue was flat compared to the same quarter last year. Growth in the Company’s pharmacy solutions and directed care networks offset a slight decline in medical bill review revenues.
About CorVel
CorVel Corporation is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve outcomes in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides claims management solutions in addition to networks of preferred providers, case management, utilization management and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, product investment strategies and expansion of directed care solutions. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement
Quarters Ended June 30, 2009 and 2010 (unaudited)

	Quarter Ended	Quarter Ended
	June 30, 2009	June 30, 2010
Revenues	$81,312,000	$91,503,000
Cost of revenues	60,170,000	67,700,000

Gross profit	21,142,000	23,803,000

General and administrative	10,450,000	11,486,000

Income from operations	10,692,000	12,317,000

Income tax expense	4,288,000	4,557,000

Net income	$6,404,000	$7,760,000

Earnings Per Share:
Basic	$0.50	$0.65
Diluted	$0.49	$0.64

Weighted Shares
Basic	12,925,000	11,957,000
Diluted	13,056,000	12,187,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet
March 31, 2010 and June 30, 2010 (unaudited)

	March 31, 2010	June 30, 2010
Cash	$11,933,000	$13,681,000
Accounts receivable, net	43,930,000	45,373,000
Prepaid expenses and taxes	6,419,000	3,960,000
Deferred income taxes	4,864,000	5,088,000
Property, net	30,026,000	33,958,000
Goodwill and other assets	43,196,000	42,840,000

Total	$140,368,000	$144,900,000

Accounts and taxes payable	$14,495,000	$16,934,000
Accrued liabilities	25,455,000	23,826,000
Deferred tax liability	4,690,000	4,691,000
Paid in capital	90,220,000	91,650,000
Treasury stock	(218,323,000)	(223,792,000)
Retained earnings	223,831,000	231,591,000

Total	$140,368,000	$144,900,000